EXECUTION COPY
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the10th day of August, 2020, by and between CNA Financial Corporation, a Delaware corporation (the “Company”), and Dino E. Robusto (“Executive”);
W I T N E S S E T H:
WHEREAS, Executive is currently serving as Chairman and Chief Executive Officer of the Company and as Chairman and Chief Executive Officer of the wholly-owned insurance subsidiaries of the Company (“CNA Insurance Companies”) (collectively, the Company and the CNA Insurance Companies are referred to as the “CNA Companies”) pursuant to an Employment Agreement dated November 13, 2015 (the “Original Agreement”), the term of which expires on November 21, 2020 (the “Effective Date”); and
WHEREAS, the Company wishes to continue to employ Executive in the same capacity following the Effective Date, Executive wishes to accept and agree to such continued employment, and the parties now wish to enter into this employment agreement to set forth the terms and conditions of his employment following the Effective Date.
NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants herein, the parties hereto agree as follows, which agreement shall supersede the terms and conditions of the Original Agreement in their entirety:

1.
Employment Term. The Company and Executive agree that the Company shall continue to employ Executive to perform the duties of Chairman and Chief Executive Officer of the Company and as Chairman and Chief Executive Officer of the CNA Insurance Companies for the period commencing on the Effective Date and ending on December 31, 2024, provided that Executive’s employment may be terminated in accordance with Section 6 hereof (said period, the “Term”).

2.	Duties of Executive and Place of Business.
During the Term:

(a)
Executive shall serve as the Chief Executive Officer of the Company and as the Chairman and Chief Executive Officer of the CNA Insurance Companies. Executive shall be nominated for election as a member of the Board of Directors of the Company (the “Board”) and, if elected, shall serve as a member and Chairman of the Board. As Chief Executive Officer of the Company, Executive shall have responsibility for the day to day operations of the CNA Companies and for development and implementation of the CNA Insurance Companies’ business plans and strategies. Executive shall report to the Board. Executive shall be elected and shall serve as a member and chairman of the board of directors of the CNA Insurance Companies, and of such of the other subsidiaries of the Company as may be determined by the Board, and if so elected, Executive agrees to serve on such boards in such capacity without additional compensation. Executive further agrees to resign any such position(s) on such boards and his position on the Board upon termination of his employment with the Company for any reason.

(b)	Executive shall diligently and to the best of his abilities assume, perform, and discharge the duties and responsibilities of Chairman and Chief Executive Officer of the Company, and

Chairman and Chief Executive Officer of the CNA Insurance Companies, as well as such other specific duties and responsibilities not inconsistent with such titles, offices, status and responsibilities as the Board shall assign or designate to Executive from time to time. Executive shall devote substantially all of his working time to the performance of his duties as set forth herein, provided that Executive shall not be precluded from engaging in civic, charitable or community services or from devoting a reasonable amount of time to private investments and personal affairs, or from serving, with the Board’s approval, on the boards of for-profit entities, so long as such activities or services do not interfere with Executive’s responsibilities to the CNA Companies.

(c)
During the Term, Executive shall maintain a residence (but not necessarily his primary residence) at the headquarters city of the Company. Executive’s principal place of business will be at the Company’s headquarters in Chicago.

3.	Compensation.

(a)
During the Term, the Company shall pay to Executive for the period he is employed by the Company hereunder, an annual base salary of $1,250,000.00 (the “Base Compensation”). The Base Compensation shall be payable in accordance with the Company’s payroll practices for senior executives. At the discretion of the Board, such annual base salary rate may be increased annually during the Term of the Agreement based on market considerations and Executive’s responsibilities and performance. In no event shall Executive’s annual base salary rate be reduced to an amount that is less than $1,250,000.00 without Executive’s advance written consent, or to an amount that is less than the most recently increased amount that he was previously receiving, without Executive’s advance written consent.

(b)
For each full calendar year during the Term, Executive shall be eligible to receive an annual incentive cash award (the “Annual Bonus”) pursuant to the Company’s Incentive Compensation Plan, as may be amended from time to time (the “Bonus Plan”). Executive’s target Annual Bonus shall be 4.0 times his Base Compensation and his maximum Annual Bonus shall be not more than six times his Base Compensation for each twelve-month bonus period. The amount of Executive’s Annual Bonus shall be based on performance criteria (the “Performance Criteria”) established by the Compensation Committee of the Board (the “Committee”) pursuant to the Bonus Plan for each of the years included in the Term. The payment of Executive’s Annual Bonus shall be in accordance with the provisions of the Bonus Plan, including any requirement of annual review and approval by the Committee of awards thereunder. The Committee may exercise 100% negative discretion under the Bonus Plan to decrease or eliminate any portion of Executive’s Annual Bonus in excess of 2.0 times his Base Compensation. Executive’s Annual Bonus for 2020, if any, shall be equal to the sum of (i) his Annual Bonus, if any, as calculated under the terms of the Original Agreement, pro-rated from January 1, 2020, through the Effective Date, plus (ii) an Annual Bonus, if any, based on the target and maximum Annual Bonus as set forth in this Agreement, and upon the achievement of the Performance Criteria previously established by the Committee for 2020, pro-rated from the day following the Effective Date through December 31, 2020. Annual Bonus payments shall be made at the time bonus payments are made to senior executive officers of the Company generally, but in no event later than 75 days after the end of the calendar year to which they relate, subject to Executive’s election to defer such payments as described in Section 3(d).

(c)
For each calendar year during the Term, Executive shall be eligible to receive a long-term incentive award (the “LTI Bonus”) pursuant to the Company’s Long-Term Incentive Plan, as may be amended from time to time (the “LTI Plan”). Executive’s target LTI Bonus shall be 4.4 times his Base Compensation (the “Target LTI”). The payment of Executive’s LTI Bonus shall be in accordance with the provisions of the LTI Plan. The cash portion of the LTI Bonus, if any, shall be paid and the share portion, if any, shall be issued within 75 days following the completion of the applicable performance period, subject to any vesting period provided in the LTI Plan.

(d)
Executive’s compensation and pensionable earnings under the CNA 401(k) Plan and the CNA Non-Qualified Savings Plan will be calculated and payable as specified in the respective documents applicable to each such plan, as amended from time to time, and also subject to the requirements of any other applicable laws or regulations as interpreted by the Company; provided, however, such compensation and pensionable earnings, as the case may be, shall for purposes of the CNA Non-Qualified Savings Plan include the sum of Executive’s Base Compensation and Annual Bonus payable to Executive for each year, with such amounts to be includible at the time they would otherwise be paid to Executive in the absence of any elective deferral by Executive.

(e)	All payments due under this Agreement shall be subject to withholding as required or authorized by law as interpreted by the Company.

4.
Other Benefits. During the Term, Executive shall be entitled to participate in the various benefit and prerequisite plans, programs or arrangements, established and maintained by the Company from time to time and applicable to senior executives of the Company, in each case on terms and conditions no less favorable to Executive than to other senior executives generally. Executive’s entitlement to participate in any such plan, program or arrangement shall, in each case, be subject to the terms and conditions of the policies of the CNA Companies with regard to such plans, programs or arrangements. Executive shall be entitled to participate in the Executive Club Membership plan and be a member in one business lunch club if used for business purposes. Executive will be entitled to use the Company aircraft for personal use consistent with the Company’s practice for its Chief Executive Officer as in effect on the date hereof and for a maximum of 31,000 miles per annum (pro-rated for partial years), with imputed taxable income to Executive for such personal use of the Company aircraft. Notwithstanding the preceding sentence, in recognition of the need for travel safety and security resulting from the Coronavirus pandemic, Executive may utilize the Company aircraft for a maximum of 50,000 miles during the period from the date of execution of this Agreement until the first anniversary of such date, and the number of miles for which Executive may utilize the aircraft for the period from such first anniversary through December 31, 2021, shall be equal to the greater of (i) 31,000 miles reduced by the number of miles actually used between January 1, 2021 and such first anniversary and (ii) 31,000 miles prorated from such first anniversary through December 31, 2021. In the event of termination of employment, Executive’s severance shall be determined solely in accordance with Section 6 hereof.

5.	Expense Reimbursement.

(a)
Executive shall be entitled to reimbursement by the Company for all reasonable and customary travel and other business expenses incurred by Executive in carrying out his duties under this Agreement, in accordance with the general travel and business reimbursement policies adopted by the Company as adjusted from time to time for its senior executives. Executive shall report all such expenditures not less frequently than monthly accompanied by adequate records and such other documentary evidence as required by the Company or by Federal or state tax statutes or regulations governing the substantiation of such expenditures.

(b)
As soon as practicable following the Commencement Date, the Company will reimburse Executive for attorneys’ fees incurred in negotiating and entering into this Agreement, provided that such amount shall not exceed $25,000 and provided, further, that Executive provides reasonable documentation of such fees.

6.
Termination of Employment. If Executive’s employment with the Company shall terminate, the following conditions set forth herein shall apply with respect to Executive’s compensation and benefits hereunder. Either party may terminate Executive’s employment with the Company during the Term by written notice to the other party effective as of the date specified in such notice and Executive’s employment shall automatically terminate in the event of Executive’s death. Upon termination of Executive’s employment during or at the end of the Term of this Agreement, the rights of the parties under this Agreement shall be determined solely pursuant to this Section 6. In the event of Executive’s termination of employment during the Term, unless otherwise specified in this Agreement, Executive’s rights, if any, under any of the Company’s defined contribution, benefit, incentive or other plans of any nature shall be governed by the respective terms of such plans. Without limiting the generality of the preceding sentence, if Executive’s termination of employment constitutes a “retirement” as defined in any such plan, Executive shall be entitled to the greater of the amount provided in such plan upon retirement or the amount provided in this Agreement (including Sections 6.1, 6.3 and 6.4, as applicable). Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement which constitutes an item of deferred compensation (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, or any successor provision (“Section 409A”)) and becomes payable by reason of Executive’s termination of employment with the Company will be made to Executive unless Executive’s termination of employment constitutes a “separation from service” within the meaning of Section 409A. In addition, no such payment or distribution will be made to Executive prior to the earlier of (a) the expiration of the six (6) month period measured from the date of Executive’s “separation from service,” or (b) the date of Executive’s death, to the extent such delayed commencement is required in order to avoid additional taxes under Section 409A. All payments and benefits which had been delayed pursuant to the immediately preceding sentence shall be paid to Executive in a lump sum upon expiration of such six (6) month period (or if earlier upon Executive’s death). Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. The payments and benefits under this Agreement are intended to be exempt from, or to the extent subject thereto, to comply with, Section 409A, and, accordingly, to the maximum extent permitted, the Agreement shall be interpreted in accordance therewith.

6.1
Death and Disability. In the event of the death of Executive or in the event of his Permanent Disability (as defined below) the Term and Executive’s employment with the Company shall terminate. Upon such termination:

(a)	The Company shall make payment to Executive, or his personal representatives, heirs or beneficiaries, as the case may be as follows:

(i)	Within 30 days after such termination:
(1)    Unpaid Base Compensation at the rate in effect on the date of termination; (2) any previous year’s earned but unpaid Annual Bonus and any earned but unpaid long-term incentive cash bonus; and (3) unpaid expense reimbursements and other unpaid cash entitlements earned and accrued as of the date of termination pursuant to the terms of the applicable plan or program; and

(ii)
An Annual Bonus for the Performance Period (as defined under the Incentive Compensation Plan) in which the termination occurs based on performance for such Performance Period and prorated to the date of termination. Such Annual Bonus shall be paid at the same time annual bonuses are paid to other employees of the Company.

(b)
Any unvested equity awards held by Executive upon termination of his employment (whether outstanding on or awarded following the date hereof) shall continue to vest, as if Executive’s employment had not terminated, based on performance for the applicable performance period. The provisions of this subsection 6.1(b) shall apply notwithstanding any contrary provision in any agreement with Executive governing such equity awards.

(c)
In the case of Permanent Disability, Executive shall continue to participate in such medical benefits, dental benefits, life insurance, and long-term disability plans in which he is enrolled for 12-months following termination of employment, as if he were still employed by the Company, including applicable payments by the Company, and at the expiration of such 12-month period, Executive shall be entitled to COBRA coverage. Notwithstanding the foregoing, to the extent that Executive’s continued participation in any such benefit plan would violate any applicable law, or result in unfavorable tax treatment, the Company may provide for Executive’s COBRA coverage to commence upon termination in accordance with the provisions of such benefit plan and pay to Executive a lump sum amount equal to the Company’s share of coverage cost for a period equal to 12 months.

(d)
For purposes of this Agreement, the term “Permanent Disability” shall mean Executive’s inability with or without a reasonable accommodation, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for 180 days out of any 270 consecutive days, as determined by the Board in its good faith discretion.

(e)
In the event of any termination of employment due to Executive’s Permanent Disability, Executive agrees to continue to be bound by the covenants set forth herein at Sections 7 through 15 subsequent to the date of such termination for such periods of time as provided for in said Sections respectively.

6.2	Termination for Cause by the Company / Termination by Executive Other than for Good Reason.

(a)
In the event that Executive shall engage in any conduct that constitutes Cause, as defined herein, the Board shall have the right to terminate Executive’s employment with the Company with immediate effect. Any termination of Executive’s employment for Cause must be approved by an affirmative vote of 2/3 of the members of the Board then in office (other than Executive). Executive shall be entitled to a hearing before the Board and to be accompanied by legal counsel seeking review of the Board’s determination. For purposes of this Agreement, “Cause” shall mean conduct that: (i) results in Executive being convicted of, or pleading guilty or nolo contendere to, a felony, (ii) is a material breach of the Employment Agreement, (iii) constitutes willful or reckless misconduct in the performance of Executive’s duties, or (iv) constitutes the habitual neglect of Executive’s duties (other than due to physical or mental incapacity, to substantially perform his duties and responsibilities); provided, however, for purposes of clauses (iii) and (iv), Cause shall not include any one or more of the following:

bad judgment, negligence or any act or omission believed by Executive in good faith to have been in or not opposed to the interest of the CNA Companies (without any intent by Executive to gain, directly or indirectly, a profit to which he was not legally entitled).

(b)
Upon termination of Executive’s employment by the Company for Cause or by Executive other than for Good Reason, other than paying Executive within 30 days of such termination his: (i) unpaid Base Compensation prorated to the date of termination, (ii) any previous year’s earned but unpaid Annual Bonus and any earned but unpaid long-term incentive cash bonus, and (iii) unpaid cash entitlements, if any, earned and accrued as of the date of termination pursuant to the terms of any applicable Company plan or program, the Company shall have no further obligations whatsoever to Executive under this Agreement. In the event of any such termination, Executive shall continue to be bound by the covenants set forth herein in Sections 7 through 15, subsequent to the date of such termination for such periods of time as provided for in said Sections respectively.

6.3
Termination by the Company Without Cause / Termination by Executive for Good Reason. In the event Executive’s employment is terminated by the Company for any reason not described in subsections 6.1 and 6.2, or in the event Executive terminates his employment for Good Reason, as defined herein:

(a)	The Company shall pay to Executive:

(i)
Within 30 days after such termination, (1) unpaid Base Compensation at the rate in effect at the time of notice of termination; (2) any previous year’s earned but unpaid Annual Bonus and any earned but unpaid long-term incentive cash bonus; and (3) unpaid expense reimbursements and other unpaid cash entitlements earned and accrued as of the date of termination pursuant to the terms of the applicable plan or program;

(ii)
Termination payments at an annual rate equal to the Base Compensation and Executive’s target Annual Bonus, with such termination payments to be made in substantially equal installments, not less frequently than monthly, for the remainder of the Term, provided that such payments shall be made for a period of no less than one (1) year following the date of termination; and

(iii)
An Annual Bonus for the Performance Period in which the termination occurs based on performance for such Performance Period and prorated to the date of termination. Such Annual Bonus and shall be paid at the same time annual bonuses are paid to other employees of the Company.

(b)
Any unvested equity awards held by Executive upon termination of his employment (whether outstanding on or awarded following the date hereof) shall continue to vest, as if Executive’s employment had not terminated, based on performance for the applicable performance period. The provisions of this subsection 6.3(b) shall apply notwithstanding any contrary provision in any agreement with Executive governing any such equity awards.

(c)
Executive shall continue to participate in such medical benefits, dental benefits, life insurance, and long-term disability plans in which he is enrolled for the remainder of the Term, but not less than one (1) year following the date of termination, as if he were still employed by the Company, including applicable payments by the Company, and at the expiration of such period,

Executive shall be entitled to COBRA coverage. Notwithstanding the foregoing, to the extent that Executive’s continued participation in any such benefit plan would violate any applicable law, or result in unfavorable tax treatment, the Company may provide for Executive’s COBRA coverage to commence upon termination in accordance with the provisions of such benefit plan and pay to Executive a lump sum amount equal to the Company’s share of coverage cost for a period equal to the greater of the remainder of the Term or one year.

(d)
In the event that Executive dies before all payments pursuant to this Section 6.3 have been paid, all remaining payments shall be made to the beneficiary specifically designated by Executive in writing prior to his death, or, if no such beneficiary was designated (or the Company is unable in good faith to determine the beneficiary designated), to his personal representative or estate.

(e)
“Good Reason” shall mean, without Executive’s consent: (i) a material reduction in the rate of Executive’s Base Compensation or any material breach by the Company of Section 3(b), (c) and (d); (ii) the assignment to Executive of any duties materially inconsistent with his position (including status, offices, titles and reporting relationships), authority, duties or responsibilities, all as in effect on the Effective Date, or any other action by the Company or its affiliates which results in a material diminution in such position, authority, duties or responsibilities; (iii) a material reduction in the benefits provided or a material diminution under the expense reimbursement policies of the Company that is not generally applicable to other senior executives of the Company; (iv) a material breach by the Company or its affiliates of any material obligation to Executive (e.g., a substantial failure to honor the terms of any material equity or long-term incentive grant); (v) the Company requiring Executive to be based at any office or location that is more than 50 miles from the Company’s current headquarters in Chicago, Illinois; (vi) the failure to reelect or otherwise maintain Executive as a director of the Board; or (vii) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within fifteen (15) calendar days after a merger, consolidation, sale or similar transaction; provided, however, that for purposes of clauses (i) through (vii) of this Section 6.3(e), the Company shall have thirty (30) calendar days after the date that written notice has been given to the Company by Executive of such Good Reason in which to cure such conduct.

(f)
In the event of any termination of employment as described in this Section 6.3, Executive agrees to continue to be bound by the covenants set forth herein at Sections 7 through 15 subsequent to the date of such termination for such periods of time as provided for in said Sections respectively.

6.4	Expiration of Term.
The Executive’s employment shall automatically terminate without further notice on the last day of the Term, unless the Company and the Executive have entered into a new employment agreement (or have agreed to extend the Term). In such event, the Company shall make payment to Executive as follows:

(a)
The Company shall pay to Executive (1) unpaid Base Compensation at the rate in effect at the end of the Term; (2) any earned but unpaid Annual Bonus for the year ending on the last day of the Term and any earned but unpaid long-term incentive cash bonus; and (3) unpaid expense reimbursements and other unpaid cash entitlements earned and accrued as of the end of the Term pursuant to the terms of the applicable plan or program.

(b)
Any unvested equity awards held by Executive upon termination of his employment (whether outstanding on or awarded following the date hereof) shall continue to vest, as if Executive’s employment had not terminated, based on performance for the applicable performance period. The provisions of this subsection 6.4(b) shall apply notwithstanding any contrary provision in any agreement with Executive governing any such equity awards.

(c)
In the event of any termination of employment as described in this Section 6.4, Executive agrees to continue to be bound by the covenants set forth herein at Sections 7 through 15 subsequent to the date of such termination for such periods of time as provided for in said Sections respectively.

6.5	Certain Provisions Applicable to Payments following Termination.

(a)
The payments and benefits to be made or provided to Executive or his estate pursuant to Section 6.1 (other than Section 6.1(a)(i)), Section 6.3 (other than Section 6.3(a)(i)) or Section 6.4 (other than Section 6.4(a)) are expressly conditioned upon (i) Executive’s continued compliance with the covenants contained in Sections 7 through 15, and (ii) the execution by the Executive (or his estate) of a release of claims as required by the Company, substantially in the form attached to this Agreement as Exhibit A, and the expiration of the period during which such release may be revoked, not later than the sixtieth day following the date of termination. No such payments or benefits or payments shall be made or provided to Executive or his estate until such release has been executed and the period for revocation has expired and, if the sixtieth day following the date of termination is in the calendar year following the year that includes the date of termination, no such payments or benefits that are subject to Section 409A shall be made or provided until the later of the expiration of the revocation period or the first day of such following calendar year. Any term or provision herein to the contrary notwithstanding, the timing and other conditions of any severance or other payments to be made under this Agreement shall be subject to the requirements of all applicable laws and regulations, whether or not they are in existence or in effect when this Agreement is executed by the parties hereto.

(b)
The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment, so long as such employment is consistent with the provisions of this Agreement.

(c)
Any payments, rights or benefits provided under Sections 6.1, 6.2, 6.3 or 6.4 shall be in lieu of, and not in addition to, any payments Executive may be eligible to receive under any Company severance plan, policy or arrangement.

7.	Confidentiality.

(a)
Executive agrees that Executive shall not, at any time, reveal or utilize Confidential Information (as defined in this Agreement) which relates to (a) the CNA Companies and/or any other business or entity in which the Company during the course of Executive’s employment has directly or indirectly held a greater than a 10% equity interest whether voting or non-voting; or (b) any of the CNA Companies’ customers, employees, agents, brokers or vendors. Executive acknowledges that all such Confidential Information is commercially valuable and is the property of the CNA Companies. Upon the termination of his employment Executive shall return all Confidential Information to the Company, whether it exists in written, electronic, computerized or other form. Notwithstanding the foregoing provisions of this Section 7, Executive may disclose or use any such Confidential Information (i) as such disclosure or use may be required in the course of his employment with the Company in order to perform Executive’s duties hereunder; (ii) when required by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction, provided that in the event Executive believes he is so required to make such disclosure or use he will notify the Company in writing of the basis for that belief before actually making such disclosure or use in order to permit the Company to take steps to protect the Company’s interests and will cooperate with the Company in all reasonable respects to permit the Company to oppose such disclosure or use; or (iii) with the prior written consent of the Company, such consent not to be unreasonably withheld. For purposes of this Agreement “Confidential Information” includes all information, knowledge or data (whether or not a trade secret or protected by laws pertaining to intellectual property) not generally known outside the Company (unless as a result of a breach of any of the obligations imposed by this Agreement) concerning the business or technical information of the Company or any of its subsidiaries or affiliates. Such information may include, without limitation, information relating to data, finances, marketing, pricing, profit margins, underwriting, claims, loss control, marketing and business plans, renewals, software, processing, vendors, administrators, customers or prospective customers, products, brokers, agents and employees.

(b)
Executive acknowledges and agrees that the Company has provided Executive with written notice below that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides an immunity for the disclosure of a trade secret to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows:

(1)	Immunity: An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-
(A)     is made-

(i)	in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and

(ii)	solely for the purpose of reporting or investigating a suspected violation of law; or

(B)	is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2)
Use of Trade Secret Information in Anti-Retaliation Lawsuit: An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual-

(A)	files any document containing the trade secret under seal; and

(B)	does not disclose the trade secret, except pursuant to court order.

8.
Competition. Executive hereby agrees that, while he is employed by the Company, and for a period of 24 months following the date of his termination of his employment with the Company for any reason (the “Restriction Period”), he will not, directly or indirectly, without the prior written approval of the Board, enter into any business relationship (either as principal, agent, board member, officer, consultant, stockholder, employee or in any other capacity) with any business or other entity that at any relevant time is engaged in the business of property and casualty surety insurance or any other significant line of insurance in which the Company is involved at the time of Executive’s termination of employment in direct or indirect competition with the Company or any of its affiliates anywhere in the United States, Canada, or any other region of the world in which the Company or any of its affiliates is doing business (or has made significant preparations to begin doing business) at the time of termination (a “Competitor”); provided, however, that such prohibited activity shall not include the ownership of less than 5% of the outstanding securities of any publicly traded corporation (determined by vote or value) regardless of the business of such corporation. Upon the written request of Executive, the Board will reasonably determine whether a business or other entity constitutes a “Competitor” for purposes of this Section 8; provided that the Board may require Executive to provide such information as the Board determines to be necessary to make such determination; and further provided that the current and continuing effectiveness of such determination may be conditioned upon the accuracy of such information, and upon such other factors as the Board may determine.

9.
Solicitation. Executive agrees that while he is employed by the Company, and for a period of 24 months following his termination of employment with the Company for any reason, he will not employ, offer to employ, engage as a consultant, or form an association with any person who is then, or who during the then preceding one year period was, an employee of the Company or any subsidiary or affiliate of the Company or any successor or purchaser of any portion thereof, nor will he solicit or assist any other person or entity in soliciting for employment or consultation any person who is then, or who during the then preceding one year period was, an employee of the Company or any subsidiary or affiliate of the Company or any successor or purchaser of any portion thereof.

10.
Non-interference. Executive agrees that while he is employed by the Company, and for a period of 24 months following his termination of employment with the Company for any reason, he will not disturb, attempt to disturb, or cause any one else to disturb any business relationship or agreement between either the Company, or any subsidiary or affiliate of the Company or any successor or purchaser of any portion thereof, and any other person or entity.

11.
Assistance with Claims. Executive agrees that, while he is employed by the Company, and for a reasonable period (not less than 36 months from the date of termination) thereafter, he will be available, on a reasonable basis, to assist the Company and its subsidiaries and affiliates in the prosecution or defense of any claims, suits, litigation, arbitrations, investigations, or other proceedings, whether pending or threatened (collectively “Claims”) that may be made or threatened by or against the Company or any of its subsidiaries or affiliates by meeting with representatives of the Company (including attorneys) and providing truthful and accurate information. Executive agrees, unless precluded by law, to promptly inform the Company if he is requested (i) to testify or otherwise become involved in connection with any Claim against the interests of the Company or any subsidiary or affiliate or (ii) to assist or participate in any investigation (whether governmental or private) of the Company or any subsidiary or affiliate or any of their actions, whether or not a lawsuit has been filed against the Company or any of its subsidiaries or affiliates relating thereto. The Company agrees to pay Executive for his time spent on such activities at an hourly rate equal to his Base Compensation as in effect on the date of his termination of employment divided by 2,000, and to reimburse Executive for any reasonable expenses incurred by Executive, including without limitation, transportation (and, for this purpose, Executive shall be permitted to travel via Company aircraft if it is available, at no charge to Executive), lodging, meal expenses, and reasonable attorney’s fees incurred by Executive in connection with obligations under this Section 11. Nothing in this Section 11 is intended or shall be construed to prevent Executive from cooperating fully with any government investigation or review as required by applicable law or regulation.

12.
Return of Materials. Executive shall, at any time upon the request of the Company, and in any event upon the termination of his employment with the Company for whatever reason, immediately return and surrender to the Company all property to the Company, including but not limited to originals and all copies, regardless of medium, of property belonging to the Company created or obtained by Executive as a result of or in the course of or in connection with his employment with the Company regardless of whether such items constitute proprietary information, provided that Executive shall be under no obligation to return written materials acquired from third parties which are generally available to the public. Executive acknowledges that all such materials are, and will remain, the exclusive property of the Company. This clause does not apply to a counterpart of this Agreement or any other agreement to which the Executive is individually a party or copies of documents that the Company publicly disseminates.

13.
Non-Disparagement. During the Term and at all times thereafter, Executive agrees not to engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of any of the CNA Companies, or its past, present and future subsidiaries, divisions, affiliates, successors, or their officers, directors, attorneys, customers, agents and employees. During the Term and at all times thereafter, the Company agrees that the Company (via any authorized public statement) and its executive officers and members of the Board shall not engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of Executive. Nothing in this Section 13 is intended or shall be construed to prevent either party from cooperating fully with any government investigation or review as required by applicable law or regulation or providing truthful evidence and testimony in any administrative or judicial forum.

14.	Scope of Covenants.

(a)
Executive acknowledges that: (i) as a senior executive of the Company, he will develop and have access to confidential information concerning the entire range of businesses in which the CNA Companies was and are engaged; (ii) the CNA Companies’ businesses are conducted world-wide; and (iii) the CNA Companies’ confidential information, if disclosed or utilized without its authorization, would irreparably harm the CNA Companies in: (1) obtaining renewals of existing customers; (2) selling new business; (3) maintaining and establishing existing and new relationships with employees, agents, brokers, vendors; and (4) other ways arising out of the conduct of the businesses in which the CNA Companies are engaged.

(b)
To protect such information and such existing and prospective relationships, and for other significant business reasons, Executive agrees that it is reasonable and necessary that: (i) the scope of this agreement be world-wide; (ii) its breadth include those segments of the entire insurance industry in which the CNA Companies conduct business; and (iii) the duration of the restrictions upon Executive be as indicated therein.

(c)
Executive acknowledges that the CNA Companies’ customer, employee and business relationships are long-standing, indeed, near permanent and therefore are of great value to the CNA Companies. Executive agrees that neither any of the provisions in this Agreement nor the Company’s enforcement of it alters or will alter his ability to earn a livelihood for himself and his family and further that both are reasonably necessary to protect the CNA Companies’ legitimate business and property interests and relationships, especially those which he was responsible for developing or maintaining. Executive agrees that his actual or threatened breach of the covenants set forth in Sections 7 through 15 hereof would cause the CNA Companies irreparable harm and that the Company is entitled to an injunction, in addition to whatever other remedies may be available, to restrain such actual or threatened breach. Executive agrees that if bond is required in order for the Company to obtain such relief, it need only be in a nominal amount. Executive consents to the filing of any such suit against him in the state or federal courts located in Delaware or any other state in which he may reside following the Term. He further agrees that in the event of such suit or any other action arising out of or relating to this Agreement, the parties shall be bound by and the court shall apply the internal laws of the State of Delaware and irrespective of rules regarding choice of law or conflicts of laws.

(d)	Executive agrees to continue to be bound by and to execute the Company’s Confidentiality, Computer Responsibility and Professional Certification Agreement.

(e)	For purposes of Sections 7 through 15 hereof, the “Company” shall include the “CNA Insurance Companies,” and all of the Company’s other subsidiaries and affiliates as well.

15.
Effect of Covenants. Nothing in Sections 7 through 14 shall be construed to limit or otherwise adversely affect any rights, remedies or options that the Company would possess in the absence of the provisions of such Sections.

16.
Representations. Executive represents and warrants to the Company that Executive has the legal right to enter into this Agreement and to perform all of the obligations on Executive’s part to be performed hereunder in accordance with its terms and that Executive is not a party to any agreement or understanding, written or oral, which could prevent Executive from entering into this Agreement or performing all of Executive’s obligations hereunder. Executive represents and warrants to the Company that Executive is not a party to any non-compete, non-solicitation and other obligations to any prior employer or their affiliates.

17.	Indemnification, Advancement of Litigation Fees, D&O.

(a)
The Company agrees that Executive shall be entitled to prompt indemnification to the fullest extent permitted by law for liability resulting from Executive’s acts or omissions as an officer and director of the Company. In addition, to the extent permitted by law, the Company shall promptly advance all litigation expenses to Executive in defending any such civil or criminal action, suit or proceeding, provided that Executive shall promptly repay such amount(s) if it shall ultimately be determined that he is not entitled to be indemnified by the Company.

(b)
The Company shall maintain at the Company’s expense Directors & Officers (“D&O”) insurance coverage for liability resulting from Executive’s acts or omissions as an officer and director of the Company during Executive’s employment with the Company and for a period of six (6) years thereafter, to the extent such coverage is provided to any other current or former director or executive officer of the Company. The Company shall also pay the deductible amount, if any, otherwise chargeable to the Executive.

18.
Revision. The parties hereto expressly agree that in the event that any of the provisions, covenants, warranties or agreements in this Agreement are held to be in any respect an unreasonable restriction upon Executive or are otherwise invalid, for whatsoever cause, then the court or arbitrator so holding is hereby authorized to (a) reduce the territory to which said covenant, warranty or agreement pertains, the period of time in which said covenant, warranty or agreement operates or the scope of activity to which said covenant, warranty or agreement pertains, or (b) effect any other change to the extent necessary to render any of the restrictions contained in this Agreement enforceable.

19.
Severability. Each of the terms and provisions of this Agreement is to be deemed severable in whole or in part and, if any term or provision of the application thereof in any circumstances should be invalid, illegal or unenforceable, the remaining terms and provisions or the application thereof to circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and shall remain in full force and effect.

20.
Binding Agreement; Assignment. This Agreement shall be binding upon the parties hereto and their respective heirs, successors, personal representatives and assigns. The Company shall have the right to assign this Agreement to any successor in interest to the business, or any majority part thereof, of the Company or any joint venture or partnership to which the Company is a joint venturer or general partner which conducts substantially all of the Company’s business. Executive shall not assign any of his obligations or duties hereunder and any such attempted assignment shall be null and void.

21.
Controlling Law; Jurisdiction. This Agreement shall be governed by, interpreted and construed according to the laws of the State of Delaware (without regard to choice of law or conflict of laws principles).

22.
Entire Agreement. Except as otherwise expressly set forth herein, this Agreement contains the entire agreement of the parties with regard to the subject matter hereof, supersedes all prior agreements and understandings, written or oral, including the Original Agreement, and may only be amended by an agreement in writing signed by the parties thereto. In the event any Company policy or plan is inconsistent with the terms of this Agreement, the Agreement shall govern.

23.
Additional Documents. Each party hereto shall, from time to time, upon request of the other party, execute any additional documents which shall reasonably be required to effectuate the purposes hereof.

24.	Incorporation. The introductory recitals hereof are incorporated in this Agreement and are binding upon the parties hereto.

25.
Failure to Enforce. The failure by either party to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions. Further, any express waiver by any party with respect to any breach of any provision hereunder by the other party shall not constitute a waiver of such party’s right to thereafter fully enforce each and every provision of this Agreement.

26.
Survival. Except as otherwise expressly set forth herein, the obligations contained in this Agreement, including but not limited to the covenants set forth in Sections 7 through 15, shall survive the expiration of the Term.

27.
Headings. All section numbers and headings contained herein are for reference only and are not intended to qualify, limit or otherwise affect the meaning or interpretation of any provision contained herein.

28.
Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be either delivered personally or sent by a prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice) or via e-mail with confirmatory writing as described above. Such notices, demands, claims and other communications shall be deemed given:

(a)	in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or

(b)
in the case of e-mail, the date upon which the transmitting party received confirmation of receipt by e-mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

Communications that are to be delivered by overnight service are to be delivered to the addresses set forth below:
If to the Company:
CNA Financial Corporation
151 North Franklin St.
Chicago, IL 60606
Attn: General Counsel and Corporate Secretary
E-mail: Jose.Gonzalez@cna.com
If to Executive:
The last home address on file in the Company’s records.
or to such other address as either party shall furnish to the other party in writing in accordance with the provisions of this Section 28.

29.
Gender. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.

30.
Arbitration of All Disputes. Except as otherwise set forth herein, any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Chicago, Illinois by three arbitrators. Except as otherwise expressly provided in this Section 30, the arbitration shall be conducted in accordance with the rules for resolution of employment disputes of the American Arbitration Association (the “Association”) then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association, provided, however, that either party may seek injunctive relief in addition to arbitration, including with respect to any subject matter or controversy relating to Sections 7 through 15 of this Agreement from any courts located in Wilmington, Delaware and parties hereby submit to the jurisdiction of such courts.

31.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Signatures may be exchanged by electronic means including via facsimile or PDF.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below, effective as of the Effective Date.
CNA FINANCIAL CORPORATION

By: /s/ Jose Ramon Gonzalez
Jose Ramon Gonzalez, EVP & General Counsel
Date: August 10, 2020

DINO E. ROBUSTO
/s/ Dino E. Robusto
Date: August 10, 2020

EXHIBIT A
FORM OF RELEASE
THIS RELEASE OF CLAIMS (this “Release”) is entered into as of ___________ [the date Executive executes this Release] (the “Release Date”), by and between Dino E. Robusto (“Executive”) and CNA Financial Corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement by and between the Company and Executive, dated August 10, 2020 (the “Employment Agreement”).
1.    Release by Executive.
(a)    Executive, on behalf of himself and his beneficiaries, estate and legal representatives (collectively, with Executive, the “Executive Releasors”) hereby releases, acquits and forever discharges the Company, its Affiliates, and each of their respective successors, assigns, officers, directors, and employees (collectively, the “Company Released Parties”) from any and all claims, causes of actions, demands, suits, costs, expenses and damages of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, at law or in equity, that any Executive Releasor may have, or may have had, or may hereafter have, and that are based in whole or in part on facts, whether or not now known, existing prior to the Release Date, and that arise out of or relate to Executive’s employment with or services for the Company or its Affiliates, or the termination of such employment or services, other than claims arising under or preserved by the Section 6 of the Employment Agreement. Executive agrees to promptly indemnify the Company and the other Company Released Parties against, and to hold them harmless against, any claims released pursuant to this Section 1(a).
(b)    The claims released by Executive include, to the extent set forth in Section 1(a), any and all claims under federal, state or local laws pertaining to employment, including Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act , the Americans with Disabilities Act, , the Reconstruction Era Civil Rights Act, , the Rehabilitation Act of 1973, , the Family and Medical Leave Act of 1992, the Older Workers Benefit Protection Act of 1990, the Family and Medical Leave Act, the National Labor Relations Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Illinois Human Rights Act, the Victims’ Economic Security and Safety Act, the Illinois Wage Payment and Collection Act, the Illinois Right to Privacy in the Workplace Act, the Illinois Equal Pay Act of 2003, the Illinois Equal Wage Act, the Illinois Wages for Women and Minors Act, the Illinois Religious Freedom Restoration Act, the Illinois Minimum Wage Law, the Illinois Whistleblower Act, the Illinois WARN Act, including all amendments to each named act, and any and all state or local laws regarding employment discrimination and/or U.S. federal, state or local laws of any type or description regarding employment, including but not limited to any claims in any way arising from or derivative of Executive’s employment with the Company or any of its Affiliates or the termination of such employment, as well as any claims under state contract or tort law or otherwise.
2.    Release by the Company. The Company, on behalf of itself and the other Company Released Parties, hereby releases, acquits and forever discharges Executive Releasors from any and all claims, causes of actions, demands, suits, costs, expenses and damages of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, at law or in equity, that any Company Released Party may have, may have had, or may hereafter have, and that are based in whole or in part on facts, whether or not now known, existing prior to the Termination Date, and that arise out of or relate to Executive’s employment with or services for the Company or any of its Affiliates, or the termination of such employment or services, other than claims based on willful misconduct, intentional fraud or gross neglect and claims under Sections 7, 8, 9, 10, 12 or 13 of the Employment Agreement. The Company hereby agrees to promptly indemnify Executive and the other Executive Releasors against, and to hold Executive and such other Executive Releasors harmless against, any claims released pursuant to this Section 2.
3.    Covenant not to Sue. A “covenant not to sue” is a legal term which means a promise not to file a lawsuit in court. It is different from the release of claims provided for in Sections 1 and 2 above. In addition to waiving and releasing the claims provided for in Sections 1 and 2 above, in consideration for the promises set forth in this Release, and to the extent permitted by law, each party covenants that he or it will not file, commence, institute, or prosecute any lawsuits, class actions, complaints by himself or itself or collectively in any state or federal court, against the other party or any of the Company Released Parties or Executive Releasors, as applicable, based on, arising out of, or connected with any of the claims released by such party under this Release. If Executive breaches the covenant contained in this Section 3, payment of the Severance (as defined in Section 5) shall cease, and Company shall have no further obligation at any time to pay any of the Severance. In addition, if either party breaches the covenants contained in this Section 3, such party will indemnify the Company Released Parties or the Executive Releasors, as applicable, for all damages, costs and expenses, including, without limitation, legal fees, incurred by such person in defending, participating in, or investigating any matter or proceeding covered by this Section 3. Alternatively, if Executive breaches the covenant contained in this Section 3, Executive may, at the Company’s option, be required to return all but $100 of the Severance received by Executive pursuant to the Employment Agreement. Notwithstanding this covenant not to sue, each party retains the right: (i) to participate in any proceeding with an appropriate federal, state, or local government agency or court; (ii) to make truthful statements or disclosures regarding alleged unlawful employment practices; and (iii) to make truthful statements and testify truthfully in any government agency or court proceeding; and in addition Executive retains the right to file a charge with an appropriate governmental agency. However, under this covenant not to sue, Executive will no longer have a right to recover any money or benefit from Company for any reason whatsoever, including but not limited to recovering any money or benefit in connection with a charge or claim filed by Employee or any other individual(s), in a class or collective action, or by the Equal Employment Opportunity Commission or any other federal or state agency. Nothing in Section 3 bars Executive from filing suit to enforce this Release, or the Company from filing suit to enforce Section 7, 8, 9, 10, 12 or 13 of the Employment Agreement.
4.    Incorporation of Specific Provisions. The following Sections of the Employment Agreement shall be deemed incorporated by reference in this Release and shall be treated as if set forth in full herein, except that references in them to this “Agreement” shall be deemed to be references to this “Release”: Sections 19, 20, 21, 22, 25, 27, 28, 29, 30 and 31.
5.    Review and Revocation Period. Executive hereby represents that he has read this Release carefully and fully understands the terms hereof, and that he has been advised to consult with an attorney and has had the opportunity to consult with an attorney prior to signing this Release. Executive acknowledges that he is executing this Release voluntarily and knowingly, without duress or coercion, and that he has not relied on any representations, promises or agreements of any kind, other than those set forth in this Release. Executive further represents that he has had 21 [45] days to review this Release. If Executive has executed this Release in fewer than 21 [45] days after its delivery, Executive hereby acknowledges that his decision to execute this Release prior to the expiration of such 21 [45]-day period was entirely voluntary. Any change to the terms of this Release agreed to between the parties shall not have the effect of restarting such 21 [45] day period. Executive may revoke his acceptance of this Release within seven days after he has signed it and delivered it to the Company (the “Revocation Period”) by sending written notice to the Company that Executive wishes to revoke his acceptance of it and not be bound by it. If Executive timely revokes this Release, the Company shall have no obligation to provide to Executive the benefits described in Sections 6.1(a)(ii), 6.1(b), 6.1(c), 6.3(a)(ii), 6.3(a)(iii), 6.3(b), 6.3(c), or 6.4(b), as applicable, of the Employment Agreement (collectively the

“Severance”). This Release shall become effective on the 7th day after Executive signs it unless revoked in accordance with the procedure set forth in the prior sentence. This Release shall be null and void if not countersigned by the Company, and delivered to Executive, within seven (7) days after expiration of the Revocation Period.
IN WITNESS WHEREOF, the Parties have executed this Release as of the date and year first above written.
CNA FINANCIAL CORPORATION
By:
Name:
Title:
Date:
DINO E. ROBUSTO
________________________
Date: